UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2009

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2009, Biolase Technology, Inc. (the "Company") entered into a binding settlement agreement (the "Settlement Agreement") to fully settle and dismiss with prejudice all claims made by National Laser Technology, Inc. ("NLT") against the Company in a lawsuit in U.S. District Court pending in the Southern District of Indiana, concerning NLT’s resale of used dental lasers manufactured by the Company.

As part of the Settlement Agreement, the Company dismissed the counterclaims it asserted against NLT, which counterclaims related to NLT’s alleged infringement of the Company’s copyrights and trademarks, false and misleading statements on its website, and modifications to the Company’s products in violation of FDA regulations and unfair competition laws.

As part of the Settlement Agreement, both the Company and NLT denied any wrongdoing.

As part of a separate agreement with its insurance carrier, the Company will receive a one-time payment of $347,000, relating to the assumption of NLT’s existing service contracts regarding dental lasers manufactured by the Company. In addition, NLT will be paid $653,000 by the Company’s insurance carrier.

Related to this matter, the Company does not expect to incur any significant charges for the Settlement Agreement or any associated legal fees for the defense of the lawsuit or related counterclaims, which were incurred but have been paid in full through January 2009 by the Company’s insurance carrier, and are expected to continue to be paid in full by the insurance carrier. The Settlement Agreement contains confidentiality provisions that limit disclosure of the terms of the settlement except as required by law.

A copy of the joint press release announcing the Settlement Agreement is furnished as Exhibit 99.1 and incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of Biolase Technology, Inc. and National Laser Technology, Inc., dated March 26, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

March 26, 2009	By:	/s/ David M. Mulder

Name: David M. Mulder
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Biolase Technology, Inc., dated March 26, 2009.